EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
CarMax, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-100311, 333-127486, 333-135701, 333-152717, 333-160912, 333-183594, 333-212310, and 333-232394) on Form S-8 of CarMax, Inc. of our report dated April 21, 2020, with respect to the consolidated balance sheets of CarMax, Inc. and subsidiaries (the Company) as of February 29, 2020 and February 28, 2019, the related consolidated statements of earnings, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended February 29, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of February 29, 2020, which report appears in the February 29, 2020 annual report on Form 10‑K of the Company.

/s/ KPMG LLP
Richmond, Virginia
April 21, 2020